Exhibit 99.1

Tectonic Therapeutic Announces First Quarter 2025 Financial Results and Recent Business Highlights

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Interim analysis from the TX45 Phase 1b Part A trial demonstrated meaningful improvements in both left ventricular function and pulmonary hemodynamics in patients with Group 2 Pulmonary Hypertension in Heart Failure with Preserved Ejection Fraction (“PH-HFpEF”)
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Full results from the Phase 1b Part A trial will be presented on May 17, 2025 at the European Society of Cardiology (ESC) Heart Failure Congress in Belgrade, Serbia
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Part B of the TX45 Phase 1b trial initiated in March with topline results expected in the second half of 2025
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Ongoing TX45 APEX Phase 2 trial continues to enroll with topline results expected in 2026
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Cash and cash equivalents were $306.2 million as of March 31, 2025, including the private placement net proceeds raised in February 2025, expected to provide cash runway into Q4 2028

WATERTOWN, Mass., May 8, 2025 (GLOBE NEWSWIRE) -- Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic”), a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced financial results for the first quarter ended March 31, 2025, and provided an overview of recent business highlights.

“During the first quarter, we continued to make meaningful progress across our proprietary pipeline and fortified our cash position with over 3 years of cash runway,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic. “We will be sharing the complete data set from the 19 patients with PH-HFpEF enrolled in Part A of our Phase 1b trial of TX45 at the ESC Heart Failure 2025 Congress. Looking ahead, we expect to present topline results from Part B of the Phase 1b trial in the second half of 2025. We are also advancing our APEX Phase 2 trial and believe the Phase 1b data support both our selected endpoints and patient population, and provided a strong proof-of-principle for the TX45 program.”

Recent Business Highlights

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Positive Interim TX45 Phase 1b Part A Trial Results: In January 2025, Tectonic announced positive interim results from Part A of the TX45 Phase 1b trial in patients with Group 2 pulmonary hypertension in HFpEF (n=16). Results demonstrated that TX45 achieved 17.9% reduction in Pulmonary Capillary Wedge Pressure (“PCWP”) in the total study population of PH-HFpEF and >30% reduction in Pulmonary Vascular Resistance (“PVR”) in Combined pre- and post-capillary PH (“CpcPH”), a subpopulation with more severe disease.
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Completed Approximately $185.0 Million Private Placement: In February 2025, Tectonic entered into a securities purchase agreement for a private investment in public equity financing (“PIPE”) that resulted in gross proceeds of approximately $185.0 million.
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Enrollment initiated in Part B of the TX45 Phase 1b Trial: In March 2025, the first patient was enrolled in Part B of the TX45 Phase 1b trial. Part B is evaluating TX45 in patients with Pulmonary Hypertension in Heart Failure with reduced Ejection Fraction (“PH-HFrEF”).

Upcoming Milestones

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Full Data from Phase 1b Part A Trial to be Presented at the ESC Congress: Full results from the TX45 Phase 1b trial in the Group 2 PH-HFpEF cohort will be presented as an oral late-breaking presentation at the European Society of Cardiology (ESC) Heart Failure 2025 Congress. The data set includes a total of 19 patients with PH-HFpEF. The presentation is scheduled for May 17, 2025, at 10:40 a.m. ET.
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Ongoing Phase 1b Part B Results Expected 2H 2025: Part B of the TX45 Phase 1b hemodynamic clinical trial evaluating single doses of TX45 in subjects with PH-HFrEF continues to enroll, with topline results expected in the second half of 2025.
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Ongoing APEX Phase 2 Clinical Trial Results Expected in 2026: The global, 24-week APEX Phase 2 clinical trial, a randomized, placebo-controlled study designed to evaluate the safety and efficacy of TX45 administered subcutaneously in subjects with PH-HFpEF, enriched for CpcPH, continues to enroll, with topline results expected in 2026.

Overview of Financial and Operating Results

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Cash Position: As of March 31, 2025, cash and cash equivalents were $306.2 million, compared to $141.2 million as of December 31, 2024. Tectonic anticipates that, based on current operating assumptions, its current cash and cash equivalents, will provide a cash runway into Q4 2028, including through key Phase 1b and Phase 2 readouts for TX45, and the progression of the hereditary hemorrhagic telangiectasia (“HHT”) program into clinical development.
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Research and Development Expenses: Research and development expenses were $13.0 million for the three months ended March 31, 2025, as compared to $10.8 million for the three months ended March 31, 2024. The increase was primarily the result of increased CRO and CDMO costs related to the discovery and development of Tectonic’s product candidate TX2100 for the treatment of HHT.
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General and Administrative Expenses: General and administrative expenses were $5.3 million for the three months ended March 31, 2025, as compared to $2.2 million for the three months ended March 31, 2024. The increase was primarily the result of higher audit, legal and professional services to support operations as a public company. Tectonic also incurred higher employee-related expenses due to an increase in non-cash stock-based compensation during the period.
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Net Loss: For the three months ended March 31, 2025, the Company had a net loss of $15.9 million compared to a net loss of $15.2 million for the three months ended March 31, 2024.

About Group 2 Pulmonary Hypertension in HFpEF
The World Health Organization has defined 5 groups of pulmonary hypertension (“PH”). Tectonic is focused on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically Pulmonary Hypertension in Heart Failure with preserved Ejection Fraction (“PH-HFpEF”). In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated, post-capillary PH (“IpcPH”) and Combined pre- and post-capillary PH (“CpcPH”). CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in Pulmonary Vascular Resistance (“PVR”). Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About TX45, a long-acting Fc-relaxin fusion protein
TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About Tectonic
Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit www.tectonictx.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of Tectonic’s product candidates, including the ongoing Phase 1b and Phase 2 clinical trials for its lead program, TX45, in Group 2 PH-HFpEF; and the Company’s expected cash runway. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions, including the conflict in Ukraine and the conflict in the Middle East, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s quarterly report on Form 10-Q filed with the SEC on May 8, 2025, and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law. For more information, please visit www.tectonictx.com and LinkedIn.

Tectonic Therapeutic, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$13,036	$10,818
General and administrative	5,262	2,150
Total operating expenses	18,298	12,968
Loss from operations	(18,298)	(12,968)
Other income (expense), net:
Change in fair value of SAFE liabilities	—	(2,075)
Interest income	2,444	256
Interest expense	(20)	(31)
Other expense	(32)	(403)
Total other income (expense), net	2,392	(2,253)
Net loss	(15,906)	(15,221)
Other comprehensive loss:
Foreign currency translation adjustment	(7)	(50)
Comprehensive loss	$(15,913)	$(15,271)
Net loss per share, basic and diluted	$(0.93)	$(10.97)
Weighted-average common shares outstanding, basic and diluted	17,157,661	1,387,303

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2025	December 31, 2024

Cash and cash equivalents	$306,246	$141,239
Working capital*	296,133	135,247
Total assets	314,829	152,905
Total stockholders’ equity	301,036	140,776

*Working capital is defined as current assets less current liabilities

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412